Exhibit 10.2

                                                                  EXECUTION COPY





                              SEPARATION AGREEMENT

          This Separation Agreement (this "Agreement") is made as of April 1, 2005, by and between Nuveen Investments, Inc., a Delaware corporation
(the "Company"), and The St. Paul Travelers Companies, Inc., a Minnesota corporation ("Parent").

                                   BACKGROUND

          A. The Company has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (as amended, the "Registration Statement") with respect to, among other things, the sale of certain shares of Class A common stock of the Company (the "Class A Common Stock") by Parent, which Registration Statement was subsequently declared effective by the Securities and Exchange Commission.

          B. The Company has filed preliminary prospectus supplements relating to (1) an underwritten offering of shares of Class A Common Stock by Parent (the "Stock Offering"), and (2) offerings of shares of Class A Common Stock underlying certain mandatorily exchangeable securities (the "Mandatorily Exchangeable Offerings").

          C. Parent and its subsidiaries collectively are the record and beneficial owner of 73,325,214 shares of Class B common stock of the Company (the "Class B Common Stock"), and 81,510 shares of Class A Common Stock.

          D. Parent intends to sell, and the Company intends to purchase, on the terms and subject to the conditions set forth in the Repurchase Agreement, dated March 29, 2005, entered into between the parties hereto (the "Repurchase Agreement"), shares of Class B Common Stock partially on a basis simultaneous with the Stock Offering (the "Initial Repurchase") and partially on a forward basis (the "Forward Repurchase"). The Stock Offering, the Mandatorily Exchangeable Offerings, the Initial Repurchase and the Forward Repurchase are collectively referred to herein as the "Separation Transactions".

          E. The Company and Parent wish to set forth their agreement as to certain matters arising as a result of the Separation Transactions.

                               TERMS OF AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and for good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Certain Tax Matters.

          (a) Initial True-Up Payment. Within three (3) business days after the execution of this Agreement, the Company shall pay to Parent an amount equal to $6,065,639 (the "Initial True-Up Payment") in respect of Illinois State corporate income taxes for all Applicable Tax Years (as defined below). As of the date hereof, the parties hereto have agreed to the portion, if any, of the Initial True-Up Payment relating to each Applicable Tax Year.

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          (b) Tax Indemnification.

          (1) Parent agrees that it shall be liable for and indemnify the Company and its Affiliates and each of their respective officers, directors, employees, stockholders, agents, managers, members, partners and representatives (collectively, "Representatives"), and hold them harmless from, (A) all liability for income taxes imposed by the State of Illinois (together with any interest, penalties, additions to tax, and additional amounts imposed with respect thereto) (collectively, "Taxes") that would not have been incurred but for the filing of one or more Unitary Returns, (B) all liability for Taxes imposed on the Subgroup (or any member thereof) solely as a result of a determination by a governmental authority (pursuant to an audit, litigation, or other proceeding) to the effect that the members of the Subgroup were not permitted to join in the filing of one or more Unitary Returns, and (C) all reasonable professional fees and other expenses incurred in connection with any audit, investigation or other proceeding with respect to items (A) or (B). For purposes of item (A) of the preceding sentence, it shall be assumed that the members of the Subgroup were permitted to file a unitary Illinois State corporate income tax return for all Applicable Tax Years, except to the extent that there has been a determination by a governmental authority to the contrary.

          (2) Notwithstanding Section 1(b)(1), Parent shall not be liable for, and the Company shall be liable for and indemnify Parent and its Affiliates and each of their respective Representatives, and hold them harmless from, (A) all liability for Taxes to the extent that such Taxes result from the provision by the Company or its Representatives of inaccurate information regarding the business results of the Subgroup in connection with the filing of Unitary Returns and (B) all reasonable professional fees and other expenses incurred in connection with any audit, investigation or other proceeding with respect to item (A).

          (c) 2004 Tax Sharing True-Up. Following the filing of the Unitary Return for the 2004 tax year, Parent and the Company shall determine whether true-up payments are required with respect to such Unitary Return. If the amount previously paid by the Company to Parent with respect to the 2004 tax year (including pursuant to Section 1(a) hereof) is greater than the excess of the Separate Return Tax (as defined below) for such tax year over the SPCI Unitary Group (as defined below) tax for such tax year (based on the final Unitary Return), Parent shall pay the difference to the Company within seven (7) business days after the final Unitary Return for the 2004 tax year is filed. If the amount previously paid by the Company to Parent with respect to the 2004 tax year (including pursuant to Section 1(a) hereof) is less than the excess of the Separate Return Tax for such tax year over the SPCI Unitary Group tax for such tax year (based on the final Unitary Tax return), the Company shall pay the difference to Parent within seven (7) business days after the final Unitary Return for the 2004 tax year is filed.

          (d) Adjustments. With respect to each Applicable Taxable Year, the Company shall, taking into account all payments previously made with respect to such Applicable Tax Year (including those made pursuant to Section 1(a) and 1(c) hereof), pay to Parent the excess (if any) of the Separate Return Tax over the SPCI Unitary Tax, and Parent shall, taking into account all payments previously made with respect to such Applicable Tax Year (including those made pursuant to Section 1(a) and 1(c) hereof), pay to the Company the excess (if any) of the SPCI Unitary Tax over the Separate Return Tax. If any adjustments are made to the income, gains, losses, deductions, credits or other items of the Subgroup or to the

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SPCI Unitary Group not affecting the Subgroup (including adjustments for carryovers and carrybacks) for an Applicable Taxable Year, the amount due to or from the Company or Parent, as the case may be, under this Agreement for such taxable year shall be redetermined by taking into account such adjustments. If, as a result of such redetermination, any amount due under this Agreement differs from the amount previously paid, then payment of such difference shall be made
(i) in the case of an adjustment resulting in a credit or refund payable to the SPCI Unitary Group, within seven (7) business days after the date on which such credit or refund is allowed or received with respect to such adjustment, and
(ii) in the case of an adjustment resulting in a deficiency of the SPCI Unitary Group, within seven (7) business days after the date on which the deficiency payment is made. Any interest, penalties, additions to tax, and additional amounts required to be paid to the State of Illinois, and any overpayment interest received from the State of Illinois, shall be allocated between Parent and the Company in the same manner and at the same time as provided in this subsection with respect to the underlying tax or refund of tax. For the avoidance of doubt, any refund of taxes shown on the amended return reflecting the filing of a Unitary Return for the 1997 tax year, which was filed prior to the date hereof, and any overpayment interest with respect to such refund shall be paid by the Company to Parent within seven (7) business days after the Company's receipt of such refund and interest. Anything in this subsection to the contrary notwithstanding, Section 1(b) hereof (rather than this subsection) shall apply to any taxable year with respect to which there has been a determination by a governmental authority (pursuant to an audit, litigation, or other proceeding) to the effect that the members of the Subgroup were not permitted to join in the filing of one or more Unitary Returns.

          (e) Tax Proceedings. If the State of Illinois asserts a claim, makes an assessment, or otherwise disputes the amount of taxes for which Parent or the Company is or may be liable under this Agreement, then the party hereto first receiving notice of such tax claim promptly shall provide written notice thereof to the other party; provided, that the failure of such party to provide prompt notice shall not relieve the other party of any of its obligations under this
Section 1, except to the extent the other party is actually prejudiced thereby. Such notice shall include a copy of the relevant portion of any correspondence received from the State of Illinois. Parent and the Company shall have the right to jointly control any audit, examination, contest litigation or other proceeding (a "Tax Proceeding") against the State of Illinois in respect of any Unitary Return, other than a Parent Proceeding (as defined below). Parent shall have the right to control, at its own expense, any Parent Proceeding; provided, that (i) Parent shall provide the Company with a timely and reasonably detailed account of each phase of such proceeding (including copies of any correspondence with the State of Illinois), (ii) Parent shall consult with the Company before taking any significant action in connection with such proceeding, (iii) Parent shall consult with the Company and offer the Company an opportunity to comment before submitting any written materials to the State of Illinois, (iv) Parent shall conduct such tax proceeding diligently and in good faith as if it were the only party in interest in connection with such proceeding, and (v) Parent shall not settle or compromise such proceeding without the Company's prior written consent (which consent shall not be unreasonably withheld) if such settlement or compromise would have a material adverse impact on the Company or its subsidiaries.

          (f) Filing of Tax Returns and Payments. Except as otherwise required pursuant to a determination by a governmental authority, the Company shall file Unitary Returns

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(i) for the 2004 tax year and (ii) for the portion of the 2005 tax year with respect to which the filing of a Unitary Return is permitted or required. The parties shall cooperate in the preparation and filing of such Unitary Returns. The Company shall provide Parent with draft copies of such Unitary Returns at least thirty (30) days prior to the due date (taking into account extensions) for filing such returns. Except as otherwise provided in this Section 1, amounts required to be paid pursuant to this Section 1 shall be paid promptly in immediately available funds by wire transfer to a bank account designated by the party entitled to receive the payment. Amounts due and payable under Section 1 of this Agreement shall bear interest from the due date thereof at the overpayment interest rate applicable to individuals as set forth in Section 6621(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

          (g) Restoration Election. The Company and Parent shall each sign an election under Treasury Regulation Section 1.382-8 in the form attached hereto as Exhibit A (the "Restoration Election"). Parent shall timely file the Restoration Election, and the Company shall attach a copy of the Restoration Election to its 2004 U.S. Federal income tax return. In the event that the Company or any member of the consolidated group of which the Company is the common parent (the "Company Consolidated Group") suffers any loss as a result of the Restoration Election that would not have been incurred but for the Restoration Election, Parent shall indemnify and hold harmless the Company and the Company Consolidated Group from and against any such losses. In the case of a loss consisting of a deferral (rather than a permanent disallowance) of a loss or deduction for U.S. federal, state or local income tax purposes, the indemnification provided by the preceding sentence shall be equal to the difference between (i) the present value of the tax benefit of such loss or deduction with the Restoration Election and (ii) the present value of the tax benefit of such loss or deduction without the Restoration Election. For purposes of the preceding sentence, the present value of the tax benefit of a loss or deduction shall be calculated as follows: (A) the discount rate shall be equal to the "applicable federal rate" (as defined in Section 1274(d)(1) of the Code) applicable to a term equal to the period over which the indemnified party could have utilized the loss or deduction, (B) it shall be assumed that the indemnified party could have utilized the loss or deduction at the earliest time permitted by law, and (C) it shall be assumed that the indemnified party is subject to tax at the maximum applicable corporate income tax rate.

          (h) Certain Definitions.

          (1) "Applicable Tax Year" means any taxable year (or portion thereof) in which the Company and certain of its subsidiaries (collectively, the "Subgroup") joined in the filing of a unitary Illinois State corporate income tax return with SPCI (such tax return, a "Unitary Return").

          (2) "Parent Proceeding" means any Tax Proceeding (or portion thereof) that relates to the issue whether the Subgroup was permitted to join in the filing of one or more Unitary Returns.

          (3) "Separate Tax Liability" means, with respect to any Applicable Taxable Year, (i) the Illinois unitary income tax liability for the Subgroup determined under the applicable law and regulations of the State of Illinois, and (ii) any recomputations of such

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liability for the Subgroup as a result of carrybacks, carryovers and any other adjustments of items reported or reportable in such year.

          (4) "Separate Return Tax" means the Separate Tax Liability of the Subgroup for any taxable year, computed as if the members of the Subgroup had never been included in the SPCI Unitary Group, including any recomputation of such liability which would have resulted from carrybacks, carryovers and any other adjustments to items reported or reportable in such taxable year. The Separate Return Tax for any Applicable Tax Year shall be determined without regard to (i) the actual absorption or utilization by the SPCI Unitary Group of items of loss, deduction or credit attributable to the Subgroup, or (ii) the actual absorption or utilization by the Subgroup of items of loss, deduction or credit attributable to other members of the SPCI Unitary Group, and (2) the Separate Return Tax for any short taxable year of the Subgroup shall be determined on the basis of the items of income, gain, deduction, loss, and credit attributable to the Subgroup for the portion of such year for which the Subgroup was includable in the SPCI Unitary Group. All computations of the Separate Return Tax shall be made in accordance with the methods of accounting and tax elections actually in effect for the SPCI Unitary Group for the tax returns that were filed for the taxable year for which such computations are required.

          (5) "SPCI" means Parent and its non-insurance subsidiaries (other than (i) the Company and its subsidiaries and (ii) Travelers Property Casualty Corp. and its subsidiaries).

          (6) "SPCI Unitary Group" means the unitary group of non-insurance companies included in the State of Illinois unitary income tax filings that includes SPCI, the Company and its subsidiaries for any Applicable Taxable Year.

          (i) Cooperation. The Company and Parent agree (i) to furnish, upon request, to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, as the other party may reasonably request for the purpose of carrying out the intent of this Section 1.

          2. Certain Insurance Matters. Parent agrees to use best efforts to obtain and maintain Directors and Officers liability insurance coverage (the "Coverage") on behalf of the Company for occurrences prior to the time at which the Company ceases to be a subsidiary of Parent on a basis that is substantially similar to Directors and Officers liability insurance coverage maintained by Parent with respect to its own directors and officers at that time, in accordance with such policy terms as are determined by Parent in its reasonable discretion for a term continuing until the sixth anniversary of such time. Parent agrees that, for purposes of the Coverage only, it shall not assert that the time at which the Company ceases to be a subsidiary of Parent is any earlier than the closing of the Stock Offering. The Coverage shall be at no cost to the Company; however, the Company shall be responsible for losses not covered under the terms of the Coverage and for any deductibles under the Coverage. Parent further agrees not to (i) bring claims against Class B Directors if the Company could be obligated to defend or indemnify such directors for such claims, (ii) bring claims against the non-Class B directors of the Company with respect to occurrences prior to the time at which the Company ceases to be a subsidiary of Parent if the Company could be obligated to defend or indemnify


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such directors for such claims and the Coverage would be applicable to such claims, or (iii) seek reimbursement from the Company or its directors or officers for Parent's insurance-related costs arising from claims made under the Coverage or seek to influence or impact in a manner adverse to the Company or its officers or directors the insurers' determinations with respect to the availability of such coverage. Subject to the restriction in the preceding sentence, Parent shall have the sole and absolute right to manage any and all claims filed under the Coverage and all contacts with the insurance companies providing the Coverage shall be directed exclusively through Parent, except that the Parent shall reasonably communicate with the Company with respect to any such claims involving or relating to the Company.

          3. Expense Reimbursement. Parent agrees that, except as otherwise expressly provided herein, it shall reimburse the Company for all out-of-pocket costs and expenses incurred by the Company or its subsidiaries in connection with the Separation Transactions, including but not limited to: the costs and expenses of printing and mailing the Registration Statement and the prospectus supplements thereto, and all filing and other fees paid to the U.S. Securities and Exchange Commission or any other Governmental Entity in connection therewith (for the avoidance of doubt, the reimbursement will cover the full amount of the filing fee in connection with the registration statement whether or not relating to shares actually sold in connection with the Separation Transactions, provided that the Company shall reimburse to Parent any portion of such fee relating to any offering made by the Company under the Registration Statement other than as a result of the Separation Transactions when one or more amendments to the Registration Statement or prospectus supplements relating thereto for any such transaction is or are filed); the fees and expenses of legal and financial advisors to the Company, and to the ad hoc committee of independent directors of the Board of Directors of the Company formed to review certain aspects of the Separation Transactions, incurred in connection with the Separation Transactions; the fees and expenses of KPMG in connection with the securities offerings contemplated by the Registration Statement and the supplements thereto; the costs and expenses associated with establishing its $750,000,000 bridge facility (for the avoidance of doubt, such costs do not include ongoing commitment fees or interest paid on amounts drawn under the facility); the costs and expenses incurred by the Company in connection with the amendment of its existing credit facility and outstanding senior notes due September 19, 2008; incremental mailing costs of other notices required to be sent to non-Investment Company Act registered clients in connection with the Separation Transactions; all filing and other fees paid to the U.S. Securities and Exchange Commission or any other Governmental Entity in connection therewith; and the costs and expenses of legal counsel to the funds. The Company shall provide to Parent copies of the applicable invoices or other appropriate documentation of such expenses paid by the Company, and Parent shall reimburse all such amounts promptly after receipt of the applicable invoice or such other appropriate documentation.

          4. Cooperation. For any periods in which Parent is required to consolidate the results of operations and financial position of the Company, or to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied and consistent with SEC reporting requirements), the Company will use reasonable efforts to provide Parent and its auditors on a timely basis with the necessary information relating to the Company and access to Company personnel to permit Parent to prepare and file its earnings releases and 10-Q, 10-K and other applicable fil-


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

ings with the SEC, and to otherwise comply with legal and regulatory requirements applicable to Parent and its subsidiaries. Each of the Company and Parent agrees to provide or cause to be provided to the other party and its authorized accountants, counsel and other designated representatives, reasonable access and duplicating rights (at such other party's expense) during normal business hours and upon reasonable advance notice, subject to any appropriate restrictions for classified, privileged or confidential information, to all information within the possession or control of such party relating to the business, assets or liabilities of such other party as they existed prior to the date hereof, in so far as such access is reasonably required for a reasonable purpose. Without limiting the foregoing, information may be requested under this Section for audit, accounting, claims, litigation, regulatory and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations; provided, however, that in the event that any party determines that any such provision of information could be commercially detrimental, violate any law or agreement or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence. Any information so provided and owned by one party that is provided to a requesting party pursuant to this Section shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information. To facilitate the possible exchange of information pursuant to this Section and other provisions of this Agreement after the date hereof, each party agrees to use its commercially reasonable efforts to retain all information in its respective possession or control on the date hereof substantially in accordance with its policies as in effect on the date hereof. Each of the Company and Parent shall use its commercially reasonable efforts to make available to the other party, upon reasonable written request, the officers, directors, employees, other personnel and agents of such party and its subsidiaries as witnesses and, subject to the limitations set forth above, any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such officers, directors, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with the prosecution or defense of any legal, regulatory, administrative or other proceeding in which the requesting party may from time to time be involved, provided that there is no conflict in any such proceeding between the requesting party and the other party. The requesting party shall bear all costs and expenses in connection therewith.

          5. Representations and Warranties of Parent. Parent hereby represents and warrants to the Company as follows:

          (a) Authorization of Agreement. This Agreement has been duly authorized by Parent.

          (b) Absence of Violations; No Conflicts. The execution and delivery of this Agreement by or on behalf of the Parent, and the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, has not violated and will not violate the organizational documents of Parent, any provision of law or regulation or material contract to which Parent is subject, or any order, judgment or decree of any governmental authority to which Parent is subject.


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          6. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

          (a) Authorization of Agreement. This Agreement has been duly authorized by the Company.

          (b) Absence of Violations; No Conflicts. The execution and delivery of this Agreement by or on behalf of the Company, and the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof, has not violated and will not violate the organizational documents of the Company, any provision of law or regulation or material contract to which the Company is subject, or any order, judgment or decree of any governmental authority to which the Company is subject.

          7. Termination. This Agreement may be terminated by mutual agreement of the Company and Parent.

          8. Specific Performance; Limitation on Liability. The parties acknowledge and agree that in the event of any breach of this Agreement, the parties would be irreparably harmed and could not be made whole by monetary damages. It is accordingly agreed that each of the Company and Parent, in addition to any other remedy to which they may be entitled under this Agreement, shall be entitled to compel specific performance of the transactions contemplated by this Agreement.

          9. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

          10. Entire Agreement. This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof which are of no further force or effect.

          11. Amendments. No amendment or modification of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

          12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, legal representatives, successors and assigns; provided, however, that the Company may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Parent, and the Parent may not assign its rights or delegate its obligations under this Agreement without the express prior written consent of the Company.

          14. Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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          15. Survival. All representations, warranties and covenants shall survive in accordance with their terms, this Section and Sections 1, 3, 8, 9, 10, 13, 16, 17 and 18 of this Agreement shall survive the termination of this Agreement.

          16. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy or other electronic transmission service to the appropriate address or number as set forth below.

          Notices to the Parent shall be addressed to:

          The St. Paul Travelers Companies, Inc.
          385 Washington Street
          St. Paul, MN 55102
          Attention: General Counsel
          Fax: (651) 310-3386

or at such other address and to the attention of such other person as Parent may designate by written notice to the Company.

          Notices to the Company shall be addressed to:

          Nuveen Investments, Inc.
          33 West Wacker Drive
          Chicago, IL 60606
          Attention:  General Counsel
          Fax:  (312) 917-7952

or at such other address and to the attention of such other persons the Company may designate by written notice to Parent.

         17. Severability. If at any time subsequent to the date hereof any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but shall not affect the legality or enforceability of any other provision of this Agreement.

         18. Arbitration. (a) Except as otherwise provided with respect to specific performance in Section 8, any dispute that cannot be resolved by the parties and arising out of the interpretation, performance or breach of this Agreement, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested. One arbitrator shall be chosen by each of the Company and Parent and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, shall request the American Arbitration Association ("AAA") to appoint the second arbitrator. If the


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two arbitrators are unable to agree upon the third arbitrator within thirty (30)
days of their appointment, the arbitrators shall request the AAA to select the third arbitrator.

         (b) Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in New York, New York and the panel shall apply the law of the State of New York. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate. In no event shall the panel award punitive or exemplary damages. The panel shall make its decision within forty-five (45) days following the termination of the hearings. Either party may apply to a United States District Court or to a State Court of competent jurisdiction for an order confirming the arbitration award; a judgment of such court shall thereupon be entered on the award. If such an order is issued, the attorneys' fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

         (c) The parties hereto shall share the expense of the arbitrators equally. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs, interest and expenses as it considers appropriate, including but not limited to attorneys' fees, to the extent not prohibited by law.

                                   * * * * * *






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          IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first above written.

                                               THE COMPANY

                                               NUVEEN INVESTMENTS, INC.


                                               By: /s/  Alan G. Berkshire
                                                   -----------------------------
                                               Name:  Alan G. Berkshire
                                               Title:  Senior Vice President


                                               SELLING STOCKHOLDER

                                               THE ST. PAUL TRAVELERS
                                               COMPANIES, INC.


                                               By: /s/  Samuel G. Liss
                                                   -----------------------------
                                               Name:  Samuel G. Liss
                                               Title:  Executive Vice President